Exhibit 5.1

direct dial: 269.382.8765	Joseph B. Hemker	email: JHemker@howardandhoward.com

August 31, 2006
UnionBancorp, Inc.
122 West Madison Street
Ottawa, Illinois 61350
Attention: Scott A. Yeoman
Greetings:
     We have acted as counsel to UnionBancorp, Inc. in connection with the preparation and filing of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, registering shares of UnionBancorp, Inc. Common Stock issuable upon merger pursuant to the Agreement and Plan of Merger, dated as of June 30, 2006, between UnionBancorp, Inc. and Centrue Financial Corporation (the “Merger Agreement”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and conducted interviews with officers as we considered necessary or appropriate for the purpose of this opinion.
     It is our opinion that UnionBancorp, Inc. Common Stock, has been duly authorized, and, when issued as provided in the Merger Agreement, will be validly issued, fully paid, and non-assessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Certain Opinions” in the Joint Proxy Statement-Prospectus forming a part of the Registration Statement.
     This opinion is rendered pursuant to Item 21 of Form S-4 and Item 601 of Regulation S-K.

Very truly yours,

HOWARD & HOWARD ATTORNEYS, P.C.

/s/Joseph B. Hemker

Joseph B. Hemker